UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2007

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481903
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1450 Broadway, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.
Item 3.02 Unregistered Sales of Equity Securities.

On March 9, 2007, Iconix Brand Group, Inc., a Delaware corporation (the “Registrant”), completed its acquisition of certain of the assets and rights related to the Sellers’ (as defined below) business of designing, marketing, licensing and/or managing the Danskin® brand of marks and intellectual property and related names for use in connection with a variety of women’s and girls’ apparel worldwide, excluding Japan (the “Danskin Assets”) of Danskin, Inc., a Delaware corporation (“Danskin”), and Danskin Now, Inc., a Delaware corporation (“Danskin Now” and collectively with Danskin, the “Sellers”) pursuant to an Assets Purchase Agreement (the “Purchase Agreement”) dated February 21, 2007 among the Registrant and the Sellers.

In accordance with the terms of the Purchase Agreement, the Registrant (i) paid to the Sellers $70,000,000 in cash, (ii) assumed certain liabilities of the Sellers related to the Danskin Assets and (iii) granted the Sellers the contingent right to receive additional consideration of up to $15,000,000 pursuant to certain criteria set forth in the Purchase Agreement (the “Earn-Out Consideration”); all or a portion of the Earn-Out Consideration may be paid in shares of common stock of the Registrant (the “Shares”), on the terms and conditions, and at the times, set forth in the Purchase Agreement. Up to a maximum of 707,547 Shares may be issued by the Registrant under the Purchase Agreement. If issued, the Shares will be subject to the terms and conditions of a registration rights agreement executed at closing (the “Registration Rights Agreement”). If Shares are issued to the Sellers, they will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act for issuances that do not involve a public offering.

In accordance with the terms of the Purchase Agreement, the Sellers delivered all of their right, title and interest in the Danskin Assets to Studio IP Holdings LLC, a Delaware limited liability company and a subsidiary of the Registrant (“Studio Holdings”), and Studio Holdings entered into a license agreement with Danskin in which it granted Danskin the exclusive right to use the Danskin Assets in connection with the design, manufacture, sale, marketing, distribution, advertising and promotion of women’s and girls’ apparel worldwide and to continue to operate the Danskin wholesale business including the freestanding retail stores. The closing of this transaction occurred following the early termination of the statutory waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of the Sellers’ stockholder approval.

The description of the Purchase Agreement and the Registration Rights Agreement (collectively, the “Danskin Transaction Documents”) do not purport to be complete and are qualified in their entirety by reference to the full text of the Danskin Transaction Documents, which are filed as exhibits to this Report. The Danskin Transaction Documents have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Registrant or the other parties thereto. The Purchase Agreement contains representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreement. In addition, the Purchase Agreement is modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Registrant's public disclosures.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 2.1*+	Assets Purchase Agreement dated as of February 21, 2007 by and among the Registrant, Danskin, Inc. and Danskin Now, Inc.

Exhibit 10.1	Registration Rights Agreement dated as of March 9, 2007 by and between the Registrant and Danskin, Inc.

* The Registrant has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission (the “SEC”), copies of any of the omitted schedules and exhibits upon request by the SEC.

+Portions of this document have been omitted and are being filed separately with the SEC pursuant to a request for confidential treatment, which was made under Rule 24b-2 of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Warren Clamen
Warren Clamen
Chief Financial Officer

Date: March 15, 2007